Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Bank of the Ozarks, Inc. 401(k) Retirement Savings Plan (Form S-8) of our reports dated February 28, 2014 with respect to the consolidated financial statements of Bank of the Ozarks, Inc. and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Bank of the Ozarks, Inc. for the year ended December 31, 2013. Additionally, we consent to the incorporation by reference in this Form S-8 of our report dated June 20, 2013 appearing in the Annual Report on Form 11-K of Bank of the Ozarks, Inc. 401(k) Retirement Savings Plan for the year ended December 31, 2012.

/s/ Crowe Horwath LLP

Atlanta, Georgia

March 21, 2014